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                                                                Exhibt (a)(1)(N)

           Supplement to the Offer to Purchase Dated August 31, 2000

               Meridian Insurance Group Acquisition Corporation
                         a wholly owned subsidiary of

                       American Union Insurance Company

       50% owned by Gregory M. Shepard and 50% owned by Tracy M. Shepard

      Has Amended Its Offer to Purchase for Cash, Shares of Common Stock
                                      of
                        Meridian Insurance Group, Inc.
                                      to
    Reduce the Number of Shares of Common Stock that It Seeks to Acquire to
                                   2,985,769
                                      to
               Eliminate and Add Certain Conditions of the Offer
                                    and to
                        Increase the Price of Its Offer
                                      to
                             $25.00 Net Per Share


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
       TIME, ON FRIDAY, OCTOBER 20, 2000, UNLESS THE OFFER IS EXTENDED.


                                                             September 18, 2000

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been appointed by Meridian Insurance Group Acquisition Corporation ("Purchaser"), an Illinois corporation and a wholly owned subsidiary of American Union Insurance Company, an Illinois stock insurance company ("Parent"), which in turn is wholly owned by Gregory M. Shepard and Tracy M. Shepard (the "Shepards") to act as Information Agent in connection with Purchaser's offer to purchase 2,985,769 of the outstanding shares of common stock, no par value (the "Common Shares") of Meridian Insurance Group, Inc., an Indiana corporation (the "Company"), at a price of $25.00 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Supplement, dated September 18, 2000 (the "Supplement"), to the Offer to Purchase, dated August 31, 2000 (the "Offer to Purchase"), and the Amended Letter of Transmittal (PINK) (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the Expiration Date a number of Common Shares which, together with Common Shares owned by Parent, the Shepards and Purchaser constitute at least 50.1% of the voting securities of the Company outstanding on a fully diluted basis; (2) the Company's redemption of its preferred share purchase rights; and (3) Parent, the Shepards and Purchaser having obtained all insurance regulatory approvals necessary for their acquisition of control of the Company and its insurance subsidiaries and affiliates on terms and conditions reasonably satisfactory to Purchaser. The Offer is also subject to certain other terms and conditions set forth in the Supplement.

   For your information and for forwarding to your clients for whom you hold Common Shares registered in your name or in the name of your nominee, or who hold Common Shares registered in their own names, we are enclosing the following documents:

     1. The Supplement, dated September 18, 2000, to the Offer to Purchase dated August 31, 2000.

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     2. The Amended Letter of Transmittal (PINK) for your use and for the information of your clients. Facsimile copies of the Amended Letter of Transmittal may be used to tender Common Shares;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if a shareholder's certificates evidencing such shareholder's Common Shares and all other required documents are not immediately available or cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

     4. A printed form of a letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 20, 2000, UNLESS THE OFFER IS EXTENDED.

   Your attention is invited to the following:

     (1) The tender price is $25.00 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

     (2) The Offer is being made for 2,985,769 of the outstanding Common Shares. If more than 2,985,769 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date (as defined below), Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment and pay for an aggregate of 2,985,769 Common Shares so tendered, pro rata according to the number of Common Shares validly tendered by each shareholder and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid tenders of factional Common Shares.

     (3) The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on Friday, October 20, 2000, unless the Offer is extended (the "Expiration Date").

     (4) The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the Expiration Date a number of Common Shares which, together with Common Shares owned by Parent, the Shepards and Purchaser constitute at least 50.1% of the voting securities of the Company outstanding on a fully diluted basis; (2) the Company's redemption of its preferred share purchase rights; and (3) Parent, the Shepards and Purchaser having obtained all insurance regulatory approvals necessary for their acquisition of control of the Company and its insurance subsidiaries and affiliates on terms and conditions reasonably satisfactory to Purchaser. The Offer is also subject to certain other terms and conditions set forth in the Supplement.

     (5) Except as otherwise provided in Instruction 6 of the Amended Letter of Transmittal, tendering shareholders will not be obligated to pay stock transfer taxes with respect to the purchase of Common Shares by Purchaser pursuant to the Offer. However, backup federal income tax withholding at a rate of 31% may be required, unless an exemption applies or unless the required taxpayer identification information is provided. See Instruction 10 of, and "Important Tax Information" in, the Amended Letter of Transmittal.

     (6) In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing or an Amended Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to, such Common Shares and an Amended Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Supplement), and any other documents required by the Amended Letter of Transmittal. See Section 3 "Procedures for Accepting the Offer and for Tendering Common Shares" of the Offer to Purchase, as amended by the Supplement.

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   If holders of Common Shares wish to tender, but it is impracticable for them to forward their certificates evidencing such Common Shares or other required documents prior to the Expiration Date or, if applicable, to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedure described in Section 3--"Procedures for Accepting the Offer and Tendering Common Shares" of the Offer to Purchase, as amended by the Supplement.

   Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase, as amended by the Supplement) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing & handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Common Shares to it, except as otherwise provided in Instruction 6 of the Amended Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to ChaseMellon Shareholder Services, L.L.C., the Information Agent, at the address and telephone numbers set forth on the back cover page of the Supplement and the Offer to Purchase.

                                          Very truly yours,

                                          ChaseMellon Shareholder Services,
                                           L.L.C.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, EITHER OF THE SHEPARDS, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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